Exhibit 23.1
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Annual Report (Form 40-F) of Research In Motion Limited [the “Company”] for the year ended March 1, 2008 of our reports dated April 16, 2008 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.
We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-85294 and 333-100684) pertaining to the Company’s stock option plans of our reports dated April 16, 2008 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

Kitchener, Canada, April 16, 2008.	Chartered Accountants Licensed Public Accountants